For more information:
Eric Miller
Intersections Inc.
703.488.6100
intxinvestorrelations@intersections.com

Intersections Inc. Reports Third Quarter 2011 Earnings and Declares Quarterly Cash Dividend.  Company to Host Business Update Call This Evening.

CHANTILLY, VA. – November 9, 2011 – Intersections Inc. (NASDAQ: INTX) today announced financial results for the quarter ended September 30, 2011.  Revenue for the quarter ended September 30, 2011 was $94.3 million, as compared to $89.3 million for the quarter ended September 30, 2010.  Consolidated adjusted EBITDA from continuing operations before share related compensation for the quarter ended September 30, 2011 was $13.3 million, compared to $12.9 million for the quarter ended September 30, 2010.  Income from continuing operations for the quarter ended September 30, 2011 was $4.6 million, as compared to $4.4 million for the quarter ended September 30, 2010. Consolidated adjusted EBITDA from continuing operations before share related compensation for the nine months ended September 30, 2011 was $40.7 million compared to $33.3 million for the nine months ended September 30, 2010.  Income from continuing operations for the nine months ended September 30, 2011 was $14.4 million, compared to $8.9 million for the nine months ended September 30, 2010. Cash flow provided by operations for the nine months ended September 30, 2011 was $27.5 million.  Diluted earnings per share from continuing operations were $0.24 for the third quarter of 2011 and 2010.  Diluted earnings per share from continuing operations were $0.76 for the nine months ended September 30, 2011, compared to $0.49 for the nine months ended September 30, 2010.

In addition, our Board of Directors has declared an ordinary cash dividend of $0.20 per share of common stock payable on December 9, 2011 to shareholders of record as of November 30, 2011.  This represents a dividend yield of approximately 4.8% based upon our closing share price yesterday of $16.60.

Michael Stanfield, Chairman and Chief Executive Officer of Intersections commented, “We are pleased with the progress we have made so far this year in generating significant cashflow and rewarding shareholders with a dividend payment for the sixth consecutive quarter.”

Third Quarter 2011 Financial Highlights:

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Total subscribers increased to approximately 4.8 million as of September 30, 2011 from 4.2 million as of December 31, 2010.  The increase is primarily due to subscribers from new and multiple existing clients.

●	Total consolidated revenue for the third quarter of 2011 was $94.3 million compared to $89.3 million for the third quarter of 2010.

●	Consolidated income from continuing operations before income taxes was $7.6 million for the third quarter of 2011, compared to $7.0 million for the third quarter of 2010.

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Consolidated net income was $4.6 million, or $0.24 per diluted share, for the quarter ended September 30, 2011, compared to $10.3 million, or $0.56 per diluted share, for the quarter ended September 30, 2010.  The quarter ended September 30, 2010 includes income of $5.9 million and diluted earnings per share of $0.32 related to our discontinued operations, and $0.24 in diluted earnings per share from continuing operations.

●	Consolidated cash flow provided by operations for the quarter ended September 30, 2011 was approximately $15.9 million.

Nine Month Results:

●	Total consolidated revenue for the nine months ended September 30, 2011 was $278.9 million, compared to $272.9 million for the nine months ended September 30, 2010.

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Consolidated income from continuing operations before income taxes was $24.5 million for the nine months ended September 30, 2011, compared to $15.2 million for the nine months ended September 30, 2010.

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Consolidated net income was $14.4 million, or $0.76 per diluted share, for the nine months ended September 30, 2011, compared to $14.4 million, or $0.79 per diluted share, for the nine months ended September 30, 2010.  The nine months ended September 30, 2010 includes income of $5.5 million and diluted earnings per share of $0.30 related to our discontinued operations, and $0.49 in diluted earnings per share from continuing operations.

●	Cash flow provided by operations for the nine months ended September 30, 2011 was approximately $27.5 million.

On July 19, 2010, Intersections divested its Background Screening segment for $15.0 million in cash plus adjustments for working capital and other items.  We have recast our consolidated statements of operations for the sale of this segment for the periods presented. Income from discontinued operations, net of tax, which included a gain on disposal of $5.9 million, was $5.9 million and $5.5 million for the three and nine months ended September 30, 2010, respectively.

As previously announced, Intersections' quarter ended September 30, 2011 results and a business update will be discussed in more detail on November 9, 2011 at 5:00 p.m. Eastern Time via teleconference. A live audio webcast will be available on Intersections' Web site at www.intersections.com. Participants are encouraged to go to the selected Web site at least 15 minutes in advance to register, download, and install any necessary audio software. This webcast will be archived and available for replay after the teleconference. Additionally, the call will be available for telephonic replay from 8:00 p.m. Eastern Time Wednesday, November 9, 2011 through Tuesday, November 15, 2011, at 888-680-0892, or if you are based internationally, at +1-617-213-4858 (Passcode: 20069884).

For additional commentary on Intersections third quarter 2011 results and full year outlook, please click on the 3rd Quarter 2011 presentation link under the “Investor & Media” page of our website at www.intersections.com.

This earnings release presents several non-GAAP financial measures, which we believe are important to investors and utilize in managing our business.  These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, operating margin, net income or earnings per share as determined in accordance with GAAP.  Intersections' Consolidated Financial Statements, "Other Data" and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes can be found in the "GAAP and Non-GAAP Measures" link under the "Investor & Media" page on our website at www.intersections.com.

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.”  Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including without limitation the effect of new subscriber additions.  Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.  The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections  (www.intersections.com)

Intersections Inc. (Nasdaq: INTX) is a leading provider of consumer and corporate identity risk management services. Intersections provides various levels of service to more than 9.6 million consumers.  Those services are offered through North America's leading financial institutions, directly to consumers under Intersections’ award-winning IDENTITY GUARD(R) brand (http://www.identityguard.com), and through the company’s exclusive partnership with ITAC, the Identity Theft Assistance Center. Since 1996, Intersections has protected the identities of more than 34 million consumers.